Exhibit 99.1

707 State Road Princeton, NJ 08540
T: 609-430-2880 F: 609-430-2850

NEWS RELEASE

For Immediate Release

Contact:	Christian S. Schade Senior VP and CFO Phone: 609-430-2880	Laura S. Choi Investor Relations Phone: 609-430-2880, x2216	Nichol Harber Corporate Communications (media) Phone : 609-430-2880, x2214

Medarex Announces 2008 Third Quarter Financial Results

Princeton, N.J.; October 30, 2008 – Medarex, Inc. (NASDAQ: MEDX) announced today its financial results for the quarter ended September 30, 2008.

Medarex’s net loss for the quarter ended September 30, 2008 was $45.7 million, or ($0.36) per share, as compared to a net loss of $51.6 million, or ($0.41) per share, for the third quarter of 2007. Included in the 2008 results was a non-cash charge of $5.4 million, or ($0.04) per share, for stock based compensation recorded in accordance with FAS 123(R) and a non-cash equity in net loss of affiliate charge of $2.8 million, or ($0.02) per share, related to our share of the net loss of Celldex Therapeutics, Inc. (formerly AVANT Immunotherapeutics, Inc.). Excluding the impact of these items, Medarex’s net loss on a non-GAAP basis for the quarter ended September 30, 2008 was $37.4 million, or ($0.29) per share.

Total revenues for the quarter ended September 30, 2008 were $10.2 million, as compared to $12.4 million for the third quarter of 2007. Research and development (R&D) expenses for the quarter ended September 30, 2008 decreased by $5.0 million, from $49.2 million in the third quarter of 2007 to $44.2 million in the third quarter of 2008. General and administrative expenses decreased by $2.0 million for the quarter ended September 30, 2008, from $13.1 million in the third quarter of 2007 to $11.1 million in the third quarter of 2008.

Medarex ended the third quarter of 2008 with approximately $388.4 million in cash, cash equivalents and marketable securities. In addition, as of September 30, 2008, the fair market value of Medarex’s equity interests in Genmab A/S and Celldex Therapeutics, Inc. were approximately $131.7 million and $57.7 million, respectively.

Non-GAAP Financial Measurements

This press release and the accompanying tables include non-GAAP financial measures. Please see the section of the accompanying tables titled “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Loss” for a description of these non-GAAP financial measures, including reasons for Medarex management’s decision to use each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles.

 “As seen in previous quarters, this third quarter also exemplifies our consistent management of our cash resources with the exciting research and clinical development activities that support our

-more-

advancing portfolio of potentially important assets,” said Howard H. Pien, President and CEO of Medarex. “Our efforts will continue to be focused on managing the business to reflect a strong balance sheet and a strong pipeline, fundamental drivers that will keep our company healthy and growing for the long-term.”

Medarex’s 2008 Third Quarter Highlights:

•                  Providing at Medarex’s R&D Day a comprehensive review of the business strategy, product opportunities, and highlights of Medarex’s technology and financial assets that position it for value creation and future growth.

•                  Demonstrating consistency of updated survival data for ipilimumab, where approximately half of patients with advanced melanoma treated with ipilimumab were still alive beyond one year. These updated survival data from three Phase 2 trials were presented at the 33rd Congress of the European Society for Medical Oncology (ESMO).

•                  Filing an Investigational New Drug (IND) application for MDX-1105, an anti-PD-L1 HuMAb™ for the treatment of patients with advanced or recurrent solid tumors.

•                  Announcing the receipt of milestone payments from our licensing partners Centocor R&D Inc. and Pfizer Inc. for the filing of IND applications for two separate antibodies generated by Medarex’s UltiMAb® technology.

•                  Announcing the receipt of a milestone payment from MedImmune, Inc. for initiation of a Phase 2a multi-dose clinical trial of MEDI-545, an anti-interferon-alpha HuMAb™ for systemic lupus erythematosis.

About Medarex

Medarex is a biopharmaceutical company focused on the discovery, development and potential commercialization of fully human antibody-based therapeutics to treat life-threatening and debilitating diseases, including cancer, inflammation, autoimmune disorders and infectious diseases. Medarex applies its UltiMAb® technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody product candidates for itself and its partners. Over forty of these therapeutic product candidates derived from Medarex technology are in human clinical testing or have had INDs submitted for such trials, with the most advanced product candidates currently in Phase 3 clinical trials or the subject of regulatory applications for marketing authorization. Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs. For more information about Medarex, visit its website at www.medarex.com.

Statement on Cautionary Factors

Except for the historical information presented herein, the statements relating to Medarex’s investments and advances related to its products in this press release may constitute forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “preliminary”; or similar statements are forward-looking statements. Medarex disclaims any intent or obligation to update these forward-looking statements. Risks and uncertainties include risks associated with product discovery and development, uncertainties related to the outcome of clinical trials, slower than expected rates of patient recruitment, unforeseen safety issues resulting from the administration of antibody products in patients, uncertainties related to product manufacturing, the need for additional capital, compliance with regulatory requirements, risks associated with the use of hazardous substances and risks associated with the enforceability of our patents, as well as risks detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and its quarterly reports on Form 10-Q. There can be no assurance that such development efforts will succeed or that developed products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Copies of Medarex’s public disclosure filings are available from its investor relations department.

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Medarex®, the Medarex logo, UltiMAb® and HuMAb™ are trademarks of Medarex, Inc. All rights are reserved.

MEDAREX, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2008	2007	2008	2007

Contract and license revenues	$6,264	$6,973	$20,139	$20,771
Reimbursement of development costs	3,944	5,454	12,032	14,990
Total revenues	10,208	12,427	32,171	35,761

Costs and expenses:
Research and development	44,153	49,165	146,019	141,460
General and administrative	11,068	13,149	35,912	35,020
Acquisition of in-process technology	—	6,900	—	6,900
Operating loss	(45,013)	(56,787)	(149,760)	(147,619)

Equity in net loss of affiliate	(2,813)	—	(8,144)	—
Interest income, net	1,919	3,635	162,233	162,981
Impairment loss on investments in partners	—	—	—	(2,141)
Minority interest - Celldex	—	1,602	—	4,542

Income (loss) before provision for income taxes	(45,907)	(51,550)	4,329	17,763
Provision (benefit) for income taxes	(222)	5	(199)	7
Net income (loss)	$(45,685)	$(51,555)	$4,528	$17,756

Basic net income (loss) per share	$(0.36)	$(0.41)	$0.04	$0.14
Diluted net income (loss) per share	$(0.36)	$(0.41)	$0.04	$0.14

Weighted average number of common shares outstanding during the year - basic	128,335	127,125	128,064	126,200
- diluted	128,335	127,125	128,064	128,501

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2008	2007
	(unaudited)	(1)

Cash, cash equivalents and marketable securities - Medarex	$388,399	$334,772
Cash and cash equivalents - Celldex	—	14,000
Marketable securities - Genmab	—	152,000
Other current assets	15,898	29,013
Property, buildings and equipment, net	72,127	79,925
Marketable securities - Genmab non-current	131,704	139,165
Investment in Celldex Therapeutics	4,996	—
Other assets	9,192	10,985
	$622,316	$759,860

Current liabilities	$66,854	$81,645
Other liabilities	81,191	89,454
Convertible notes	144,949	143,505
Shareholders’ equity	329,322	445,256
	$622,316	$759,860

(1) Derived from the December 31, 2007 audited financial statements. For further information, refer to the consolidated financial statements and footnotes thereto included in Medarex’s Annual Report on Form 10-K for the year ended December 31, 2007.

This press release dated October 30, 2008, contains non-GAAP financial measures. The following table reconciles the non-GAAP financial measures contained in the press release to the most directly comparable financial measures prepared in accordance with GAAP. These non-GAAP financial measures include non-GAAP net loss and non-GAAP net loss per share. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following reconciliation of GAAP net income (loss) to non-GAAP net loss and GAAP net income (loss) per share to non-GAAP net loss per share is provided as a complement to results presented in accordance with GAAP because Medarex’s management believes these non-GAAP financial measures provide better insight into Medarex’s performance by focusing on results generated by its ongoing operations and are important in comparing current results with prior period results. Non-GAAP net loss and non-GAAP net loss per share are intended to illustrate Medarex’s results of operations for the periods presented excluding the items discuss below. Medarex’s management believes investors’ understanding of Medarex’s financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP net loss and non-GAAP net loss per share should not be viewed in isolation or as a substitute for GAAP net income (loss) or GAAP net income (loss) per share.

MEDAREX, INC.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Loss

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2008	2007	2008	2007

GAAP Net income (loss)	$(45,685)	$(51,555)	$4,528	$17,756
Celldex net loss (1)	—	4,007	2,924	11,355
Minority interest - Celldex (1)	—	(1,602)	—	(4,542)
Stock-Based compensation expense (2)	5,442	5,955	16,701	13,776
Acquisition of in-process technology	—	6,900	—	6,900
Impairment loss on investments	—	—	—	2,141
Equity in net loss of affiliate	2,813	—	8,144	—
Gain on sale of Genmab stock	—	—	(151,834)	(152,143)
Non-GAAP Net loss	$(37,430)	$(36,295)	$(119,537)	$(104,757)

GAAP Net income (loss) per share,
basic	$(0.36)	$(0.41)	$0.04	$0.14
diluted	$(0.36)	$(0.41)	$0.04	$0.14

Non-GAAP Net loss per share, basic and diluted	$(0.29)	$(0.29)	$(0.93)	$(0.83)

Shares used in computing basic and diluted GAAP net income (loss) per share and Non-GAAP net loss per share	128,335	127,125	128,064	126,200

(1)          In management’s view, the operations of Celldex prior to its merger with AVANT Immunotherapeutics, Inc. (now Celldex Therapeutics, Inc.), effective March 7, 2008, are not necessarily indicative of, or directly attributable to, Medarex’s continuing operations. Celldex’s operations relate primarily to the research, development and commercialization of therapeutic vaccines, which is outside the scope of Medarex’s core business operations.

(2)          For the three and nine months ended September 30, 2008, Medarex incurred $5.4 million and $16.7 million in non-cash stock compensation expense, of which $2.6 million and $7.4 million are included in research and development expenses and $2.8 million and $9.3 million, respectively, are included in general and administrative expenses. Stock compensation expense includes costs associated with stock awards, including stock options which were recorded in accordance with the provisions of FAS 123(R). FAS 123(R) requires companies to record stock-based payments in the financial statements using a fair value method.

In addition to excluding the items described in footnotes 1 and 2 above, items have been excluded based upon management’s evaluation (on an individual basis) of both quantitative and qualitative aspects of the item, including, (i) size and nature, (ii) whether it relates to our ongoing business operations, and (iii) whether management expects it to occur as part of our normal business on a regular basis. Those additional items excluded for purposes of determining non-GAAP net loss and non-GAAP net loss per share are gain on sales of Genmab stock, equity in net loss of affiliate, acquisition of in-process technology and impairment loss on investments in partners.